Exhibit 3.2

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

SECOND ARTICLES OF AMENDMENT

NorthStar Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article IV of the Charter in their entirety.

SECOND: The Charter is hereby further amended by deleting the existing Article XIV (“Roll-Up Transactions”) of the Charter in its entirety.

THIRD: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH: The undersigned acknowledges these Second Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Second Articles of Amendment to be executed in its name and on its behalf by its Chief Financial Officer and Treasurer, and attested to by its General Counsel and Secretary on this 30th day of January, 2018.

ATTEST:		NORTHSTAR REAL ESTATE INCOME TRUST, INC.

By:	/s/ Jenny B. Neslin	By:	/s/ Frank V. Saracino
	Name: Jenny B. Neslin		Name: Frank V. Saracino
	Title: General Counsel and Secretary		Title: Chief Financial Officer and Treasurer

[Signature Page to NorthStar I Second Articles of Amendment]